Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS THIRD QUARTER RESULTS

CAMARILLO, California — February 7, 2007 — AML Communications, Inc. (AMLJ.OB) today announced results for the third quarter ended December 31, 2006.

Net sales for the quarter were $2.2 million, compared with $2.5 million for the same period a year earlier.  The Company reported a net profit for the quarter of $60,000, or $0.01 per share, compared with net earnings of $294,000, or $0.03 per share, for the same period a year ago.

Results analysis, comparison to past performance

Revenues for the quarter were lower than the same period a year earlier due to a reduction in spot market orders, first noted in the early part of the fiscal year. The pace of new orders has since improved (see our press release of Monday, December 18, 2006). The improved trend is forecasted to continue. Our expectations stem from the investments made by the Company to diversify the composition of orders by developing products that target long term, large program contracts. These investments and associated strategy have, in management’s opinion, reached maturity.  The Company stands to benefit from the investments made as the programs enter their production phases.

AML Communications is a designer, manufacturer and marketer of amplifiers, subsystems, and related products that address the Defense Microwave Markets.  The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “forecasts”, “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net sales	$2,177,000	$2,495,000	$6,629,000	$7,523,000
Cost of goods sold	1,204,000	1,295,000	3,767,000	4,061,000
Gross profit	973,000	1,200,000	2,862,000	3,462,000

Operating expenses:
Selling, general & administrative	560,000	591,000	1,782,000	1,739,000
Research and development	341,000	303,000	985,000	902,000
Total operating expenses	901,000	894,000	2,767,000	2,641,000

Income from operations	72,000	306,000	95,000	821,000

Other income/(expense), net	(5,000)	(5,000)	(18,000)	3,000
Income before provision for income taxes	67,000	301,000	77,000	824,000
Provision for income taxes	7,000	7,000	23,000	23,000

Net income	$60,000	$294,000	$54,000	$801,000

Basic earnings per common share	$0.01	$0.03	$0.01	$0.08

Basic weighted average number of shares of common stock outstanding	10,249,000	10,101,000	10,239,000	10,086,000

Diluted earnings per common share	$0.01	$0.03	$0.01	$0.07

Diluted weighted average number of shares of common stock outstanding	10,610,000	10,787,000	10,634,000	10,724,000

The accompanying notes are an integral part of these financial statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$2,183,000
Accounts receivable, net of allowance for doubtful accounts of $32,000	1,159,000
Inventories, net	1,842,000
Other current assets	112,000
Total current assets	5,296,000

Property and Equipment, at cost	5,871,000
Less: Accumulated depreciation	(3,687,000)
Property and Equipment, net	2,184,000

Deferred Tax Asset	1,662,000
Intangible Assets:
Technologies, net	751,000
Patents, net	128,000
Customer lists, net	47,000
Trademarks	181,000
Other Assets	17,000
$10,266,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Line of Credit	$289,000
Accounts payable	462,000
Current portion of long term debt	11,000
Accrued expenses:
Accrued payroll and payroll related expenses	272,000
Accrued income taxes	23,000
Other accrued liabilities	150,000
Total current liabilities	1,207,000

Notes Payable, net	621,000

Stockholders’ Equity:
Common stock, $0.01 par value:15,000,000 shares authorized; 10,256,666 shares issued and outstanding at December 31, 2006.	103,000
Capital in excess of par value	13,583,000
Accumulated deficit	(5,248,000)
Total stockholders’ equity	8,438,000
$10,266,000

The accompanying notes are an integral part of these financial statements.